Exhibit 3.1

FORM

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.

1.  The name of the corporation is Talecris Biotherapeutics Holdings Corp. (the “Corporation”).

2.  The original Certificate of Incorporation of the Corporation (the “Original Certificate”) was filed with the Secretary of State of the State of Delaware on March 11, 2005.

3.  This Amended and Restated Certificate of Incorporation (this “Certificate”) has been duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) at a meeting of the Board of Directors in accordance with Sections 141(b), 242, and 245 of the General Corporation Law of the State of Delaware (“DGCL”) and by the stockholders of the Corporation by written consent in lieu of a meeting thereof in accordance with Sections 228, 242, and 245 of the DGCL, and amends and supersedes in its entirety the Certificate of Incorporation of the Corporation.

4.  The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the Corporation is Talecris Biotherapeutics Holdings Corp.

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, New Castle County, Wilmington, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of stock which the Corporation shall have authority to issue is 440,000,010 shares, which shall be divided in two classes as follows:

Section 4.1.            400,000,000 shares of common stock, having a par value of $0.01 per share (the “Common Stock”).  The powers, preferences, privileges and rights, and the qualifications, limitations and restrictions thereof, of the shares of Common Stock are as follows.

(a)           Dividends.  The holders of the Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors out of funds legally available therefor and to receive other distributions from the Corporation, including distributions of contributed capital, when and as declared by the Board of Directors.  Any dividends declared by the Board of Directors to the holders of the then outstanding shares of Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend fixed by the Board of Directors.

(b)           Liquidation, Dissolution or Winding Up.  Subject to the rights of any holders of any class of Preferred Stock which may from time to time come into existence and which are then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding shares of Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

(c)           Voting.  Subject to the rights of any holders of any class of Preferred Stock which may from time to time come into existence and which are then outstanding, each holder of Common Stock shall have full voting rights and powers equal to the voting rights and powers of each other holder of Common Stock and shall be entitled to one (1) vote for each share of Common Stock held by such holder.

Section 4.2.            40,000,010 shares of Preferred Stock, having a par value of $0.01 per share (the “Preferred Stock”).  The shares of Preferred Stock may be divided and issued from time to time in one or more series as may be designated by the Board of Directors, each such series to be distinctly titled and to consist of the number of shares designated by the Board of Directors.  All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon (if any) shall accrue or be cumulative (or both).  The designations, preferences, qualifications, limitations, restrictions, and special or relative rights (if any) of any series of Preferred Stock may differ from those of any and all other series at any time outstanding.  The Board of Directors is hereby expressly vested with authority to fix by resolution the designations, preferences, qualifications, limitations, restrictions and special or relative rights (if any) of the Preferred Stock and each series thereof which may be designated by the Board of Directors, including, but without limiting the generality of the foregoing, the following:

(a)           the distinctive serial designation of such series which shall distinguish it from other series;

(b)           the number of shares included in such series;

(c)           the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(d)           whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(e)           the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(f)            the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(g)           the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(h)           whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of conversion or exchange and any adjustments applicable thereto; and

(i)            whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights.

In addition to shares of Preferred Stock of any series that may be designated by the Board of Directors from time to time after the date hereof, the Corporation may, as of the date hereof, have issued and outstanding shares of Series A Senior Convertible Preferred Stock and Series B Senior Convertible Preferred Stock that have heretofore been designated by the Board of Directors pursuant to authority conferred upon it under Article FOURTH of the Original Certificate.  Any such designated shares of Series A Senior Convertible Preferred Stock and Series B Senior Convertible Preferred Stock that have heretofore been issued by the Corporation and remain outstanding as of the date hereof shall not be impacted at all by the filing of this Amended and Restated Certificate of Incorporation and shall continue to have the respective preferences, qualifications, limitations, restrictions and special or relative rights as are set forth in the Certificate of Designations of Series A Senior Convertible Preferred Stock and the Certificate of Designations of Series B Senior Convertible Preferred Stock, respectively, that were each filed with the Secretary of State of the State of Delaware on March 31, 2005 and were each amended via a Certificate of Amendment with respect thereto filed on December 5, 2006, copies of which are annexed to this Amended and Restated Certificate of Incorporation as Exhibit A and Exhibit B, respectively and which are expressly incorporated by reference herein.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased (but not above the total authorized shares of all classes and series of Preferred Stock) or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereafter enacted.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1.            The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.  As of the effective date of this Amended and Restated Certificate of Incorporation, the Board of Directors shall be divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible.  Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the initial term of office of directors shall be as follows:

(i) Class I shall expire at the annual meeting of stockholders held in 2010;

(ii) Class II shall expire at the annual meeting of stockholders held in 2011; and

(iii) Class III shall expire at the annual meeting of stockholders held in 2012.

Section 5.2.            The number of directors which shall constitute the whole Board of Directors shall be the number from time to time fixed by resolution of the Board (which number shall not be less than three (3) nor more than fifteen (15)), and such number of directors so fixed in such resolutions of the Board may be changed only by receiving the affirmative vote of the holders of at least two-thirds (2/3) of all of the shares of the Corporation then entitled to vote on such change; provided, that until such date as Talecris Holdings, LLC, its Affiliates (as used throughout this Certificate, the term “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, on the date this Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware), or any person who is an express assignee or designee of Talecris Holdings, LLC in respect of its rights hereunder (and such assignee’s or designee’s Affiliates) (of the foregoing entities, the entity that is the beneficial owner of the largest number of shares of Common Stock is hereinafter referred to as the “Designated Controlling Stockholder”) cease to own, in the aggregate, at least 50% of the outstanding shares of Common Stock (the “50% Trigger Date”), such number of directors so fixed in such resolutions of the Board may be changed by the Designated Controlling Stockholder upon notice to the Board.  When the number of directors is changed, any increase or decrease in the number of directorships shall be apportioned among the classes so as to make all classes nearly as equal in number as possible.  The directors of this Corporation need not be stockholders.

Section 5.3.            Any director may be removed from office at any time, with cause, but only by the affirmative vote of the holders of at least two-thirds (2/3) of all of the outstanding shares of capital stock of the Corporation entitled to vote for that purpose, except that (1) if the Board of Directors, recommends removal of a director to the stockholders, such removal may be effected by a majority of the outstanding shares of capital stock of the Corporation entitled to vote on the election of directors at a meeting of stockholders called for that purpose and (2) prior to the 50% Trigger Date, any director may be removed from office at any time, with or without cause, by the Designated Controlling Stockholder upon notice to the Board.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation subject to any limitations contained therein.  Prior to the 50% Trigger Date, the Designated Controlling Stockholder may also alter or repeal the Bylaws of the Corporation, in whole or in part upon notice to the Board.

ARTICLE VII

LIMITATION OF LIABILITY

No director shall be personally liable to the Corporation or the holders of shares of capital stock for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty of such director to the Corporation or such holders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which such director derives an improper personal benefit. No amendment to or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.  If the laws of the State of Delaware are hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent then permitted.  No repeal or modification of this Article VII shall adversely affect any right of or protection afforded to a director of the Corporation existing immediately prior to such repeal or modification.

ARTICLE VIII

INDEMNIFICATION

The Corporation shall indemnify and may advance expenses to its officers and directors to the fullest extent permitted by law from time to time in effect.  Without limiting the generality of the foregoing, the bylaws of the Corporation may provide for indemnification and advancement of expenses to the Corporation’s officers, directors, employees and agents on such terms and conditions as the Board of Directors may from time to time deem appropriate or advisable, provided that such bylaws do not diminish the rights of officers and directors to indemnification and advancement of expenses.

ARTICLE IX

ACTION BY STOCKHOLDERS

Until such date that Talecris Holdings, LLC, its Affiliates or any person who is an express assignee or designee of Talecris Holdings, LLC, in respect of its rights hereunder (and such assignee’s or designee’s Affiliates) cease to own, in the aggregate, at least 30% of the outstanding shares of Common Stock (the “30% Trigger Date”), with respect to any class of capital stock:

(a)  any action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted; and

(b)  special meetings of the stockholders of the Corporation may be called by (i) the Chairman, or (ii) the Board of Directors pursuant to a resolution approved by a majority of the whole Board of Directors, or (iii) any Controlling Stockholder (as defined below) who, together with its Affiliates, owns more than 30% of the outstanding shares of Common Stock, or any director who is employed by such a Controlling Stockholder.

From and after the 30% Trigger Date, with respect to any class of its capital stock:

(a) no action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting;

(b) the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied; and

(c) special meetings of the stockholders of the Corporation may be called by (i) the Chairman or (ii) the Board of Directors pursuant to a resolution approved by a majority of the whole Board of Directors.

Prior to the 30% Trigger Date, nominations and stockholders’ proposals by Talecris Holdings, LLC, and/or its direct and indirect equity holders, including Cerberus Associates, L.L.C., Ampersand Plasma Holdings, L.L.C. and their respective Affiliates (such persons, other than the Company and its Subsidiaries, are referred to herein collectively, as the “Controlling Stockholders”) shall not be subject to any advance notice or similar procedures that may be set forth from time to time in the Bylaws of the Corporation, including without limitation the provisions of Sections 2.10 and 2.11 of the Bylaws of the Corporation.

ARTICLE X

BUSINESS COMBINATIONS

Section 10.1.  The Company elects to be governed by the provisions of Section 203 of the Delaware General Corporation Law.

Section 10.2.  Unless a Business Combination shall be approved by the affirmative vote of at least two-thirds (2/3) of the combined voting power of the then outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors (“Voting Stock”), then all six of the conditions specified in the following clauses (a) through (f) shall have to be met.  Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by this Certificate of Incorporation or any resolution or resolutions of the Board of Directors or in any agreement with any national securities exchange or otherwise.

(a) the Business Combination shall provide for consideration to be received by holders of Common Stock in exchange for all their shares of Common Stock, and the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of any consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:  (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Stockholder which were acquired (A) within the two-year period immediately prior to the Announcement Date or (B) in the transaction in which it became an Interested Stockholder, whichever is higher; and (ii) the Fair Market Value per share of Common Stock on the Announcement Date or on the Determination Date, whichever is higher;

(b) if the transaction constituting the Business Combination shall provide for consideration to be received by holders of any class or series of outstanding Voting Stock other than Common Stock, the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of any consideration other than cash to be received per share by holders of shares of such Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this clause (b) shall be required to be met with respect to every class and series of such outstanding Voting Stock, whether or not the Interested Stockholder beneficially owns any shares of a particular class or series of Voting Stock): (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of such class or series of Voting Stock beneficially owned by the Interested Stockholder which were acquired (A) within the two-year period immediately prior to the Announcement Date or (B) in the transaction in which it became an Interested Stockholder, whichever is higher; (ii) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and (iii) the Fair Market Value per share of such class or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher;

(c) the consideration to be received by holders of a particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as was previously paid in order to acquire shares of such class or series of Voting Stock which are beneficially owned by the Interested Stockholder and, if the Interested Stockholder beneficially owns shares of any class or series of Voting Stock which were acquired with varying forms of consideration, the form of consideration to be received by holders of such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock beneficially owned by it;

(d) after such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination:  (i) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular dates therefor the full amount of any dividends (whether or not cumulative) payable on the Preferred Stock or any class or series of Stock having a preference over the Common Stock as to dividends or upon liquidation; (ii) there shall have been (A) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (B) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (iii) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction in which it became an Interested Stockholder;

(e) after such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and

(f) a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

Section 10.3.  For the purposes of this Article X:

(a) The term “Business Combination” as used in this Article X shall mean:

(i) any merger or consolidation of the Corporation with (A) any Interested Stockholder or (B) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder of (A) all or substantially all the assets of the Corporation or (B) assets of the Corporation or any of its Subsidiaries representing in the aggregate more than seventy-five percent (75%) of the total value of the assets of the Corporation and its consolidated Subsidiaries as reflected on the most recent consolidated balance sheet of the Corporation and its consolidated Subsidiaries prepared in accordance with generally accepted accounting principles then in effect;

(iii) (A) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder of any assets of the Corporation or of any Subsidiary having an aggregate Fair Market Value of $100,000,000 or more, but less than the amount referred to in clause (B) of paragraph (ii) of this Section 10.3, or (B) any merger or consolidation of any Subsidiary of the Corporation having assets with an aggregate Fair Market Value of $100,000,000 or more in a transaction not covered by paragraph (ii) of this Section 10.3 with (x) any Interested Stockholder or (y) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder;

(iv) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) to any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder of any securities of the Corporation or any Subsidiary in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $100,000,000 or more, other than the issuance of securities upon the conversion of convertible securities of the Corporation or any Subsidiary which were not acquired by such Interested Stockholder or such Affiliate or Associate from the Corporation or a Subsidiary; or

(v) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries, or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder), which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of stock or securities convertible into stock of the Corporation or any Subsidiary which is directly or indirectly beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder.

(b) A “person” shall mean any individual, firm, corporation, partnership, trust or other entity.

(c) “Interested Stockholder” shall mean any person (other than the Corporation, any Subsidiary, Talecris Holdings, LLC, Cerberus Associates, L.L.C. or Ampersand Plasma Holdings, L.L.C., or any of their Affiliates) who or which:

(i) is the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the then outstanding shares of Voting Stock; or

(ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the then outstanding shares of Voting Stock; or

(iii) is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(d) “Disinterested Stockholder” shall mean a stockholder of the Corporation who is not an Interested Stockholder or an Affiliate or an Associate of an Interested Stockholder.

(e) A person shall be a “beneficial owner” of any Voting Stock:

(i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

(ii) which such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote or to direct the vote pursuant to any agreement, arrangement or understanding; or

(iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(f) For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (c) of this Section 10.3, the number of shares of Voting Sock deemed to be outstanding shall include shares deemed owned by such person through application of paragraph (e) of this Section 10.3 but shall not include any other shares of Voting Stock which may be issuable to other persons pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, exchange rights, warrants or options, or otherwise.

(g) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, on the date this Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware.

(h) “Subsidiary” shall mean a corporation of which a majority of each class of equity security is owned by the Corporation, by a Subsidiary or by the Corporation and one or more Subsidiaries.

(i) “Disinterested Director” means any member of the Board of Directors who is unaffiliated with, and not a nominee of, the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Stockholder and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

(j) “Fair Market Value” means: (1) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the New York Stock Exchange Composite Tape, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (2) in the case of stock of any class or series which is not traded on any registered securities exchange or in the over-the-counter market or in the case of property other than cash or stock, the fair market value of such stock or property, as the case may be, on the date in question is determined by a majority of the Disinterested Directors in good faith.

(k) “Announcement Date” means the date of first public announcement of the proposed Business Combination.

(l) “Determination Date” means the date on which the Interested Stockholder became an Interested Stockholder.

Section 10.4.  A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article X, including, without limitation, (a) whether a person is an Interested Stockholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another person, (d) whether the requirements of Section 10.2 have been met with respect to any Business Combination, and (e) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, (i) an aggregate Fair Market Value of $100,000,000 or more or (ii) represent in the aggregate more than seventy-five (75%) of the total value of the assets of the Corporation and its consolidated Subsidiaries as reflected on the most recent consolidated balance sheet of the Corporation and its consolidated Subsidiaries prepared in accordance with generally accepted accounting principles then in effect; and the good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Article X.

Section 10.5.  Nothing contained in this Article X shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

ARTICLE XI

TENDER OFFERS

The Board of Directors may, if it deems it advisable, oppose a tender or other offer for the Corporation’s securities, whether the offer is in cash or in securities of a corporation or otherwise.  When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any pertinent issues.  By way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to consider any and all of the following:

(a) whether the offer price is acceptable based on the historical and present operating results or financial conditions of the Corporation;

(b) whether a more favorable price could be obtained for the Corporation’s securities in the future;

(c) the impact which an acquisition of the Corporation would have on the employees, suppliers and customers of the Corporation and its Subsidiaries and on the communities served by the Corporation and its Subsidiaries;

(d) the reputation and business practice of the offeror and its management and affiliates as they would affect the employees, suppliers and customers of the Corporation and its Subsidiaries and the future value of the Corporation’s stock;

(e) the value of the securities, if any, which the offeror is offering in exchange for the Corporation’s securities, based on an analysis of the worth of the Corporation as compared to the entity whose securities are being offered; and

(f) any antitrust or other legal and regulatory issues that are raised by the offer.

If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any and all of the following: (a) advising stockholders not to accept the offer, (b) commencing litigation against the offeror; (c) filing complaints with all governmental and regulatory authorities; (d) acquiring the Corporation’s securities; (e) selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; (f) acquiring a company to create an antitrust or other regulatory problem for the offeror; and (g) obtaining a more favorable offer from another individual or entity.

ARTICLE XII

SEVERABILITY

In the event that all, some or any part of any provision contained in this Amended and Restated Certificate of Incorporation shall be found by any court of competent jurisdiction to be illegal, invalid or unenforceable (as against public policy or otherwise), such provision shall be enforced to the fullest extent permitted by law and shall be construed as if it had been narrowed only to the extent necessary so as not to be invalid, illegal or unenforceable; the validity, legality and enforceability of the remaining provisions of this Amended and Restated Certificate of Incorporation shall continue in full force and effect and shall not be affected or impaired by such illegality, invalidity or unenforceability of any other provision (or any part or parts thereof) of this Amended and Restated Certificate of Incorporation.  If and to the extent that any provision contained in this Amended and Restated Certificate of Incorporation violates any rule of a securities exchange or automated quotation system on which securities of the Corporation are traded, the Board of Directors is authorized, in its sole discretion, to suspend or terminate such provision for such time or periods of time and subject to such conditions as the Board of Directors shall determine in its sole discretion.

ARTICLE XIII

AMENDMENT

Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the affirmative vote of the holders of a majority of the outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with (collectively, “Amend”) this Amended and Restated Certificate of Incorporation, except that, from and after the 50% Trigger Date, the affirmative vote of the holders of two-thirds (2/3) of the outstanding Voting Stock, voting together as a single class, shall be required to Amend Sections 5.2, 5.3, 10.2, 10.3, 10.4 or 10.5 of this Amended and Restated Certificate of Incorporation, unless such Amendment of Sections 5.2, 5.3, 10.2, 10.3, 10.4 or 10.5 of this Amended and Restated Certificate of Incorporation has been approved by the affirmative vote of a majority of the Board of Directors of the Corporation in which event such Amendment may be approved by the affirmative vote of the holders of a majority of the outstanding Voting Stock, voting together as a single class.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed on the      day of             , 2009, by the undersigned officer thereunto duly authorized.

Lawrence D. Stern
Chairman and Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation of Talecris Biotherapeutics Holding Corp.]